Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-228773
January 8, 2020

cbdMD

POWERED BY NATURE. ENHANCED BY *SCIENCE.*

NYSE American: YCBD

NYSE American: YCBD PR A

FORWARD-LOOKING STATEMENTS

This filing contains forward-looking statements that involve substantial risks and uncertainties, some of which cannot be predicted or quantified. All statements other than statements of historical facts contained in this filing, including statements regarding cbdMD, Inc.'s future results of operations or financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as "anticipate," "believe," "contemplate," "continue," "could," "estimate," "expect," "hope," "intend," "may," "might," "objective," "ongoing," "plan," "potential," "predict," "project," "should," "target," "will," or "would" or the negative of these words or other similar terms or expressions. You should not rely upon forward-looking statements as predictions of future events. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, assumptions, and other factors described in the section titled "Risk Factors" and elsewhere in the prospectus supplement filed with the U.S. Securities and Exchange Commission (the "SEC") pursuant to Rule 424(b)(5) (the "prospectus supplement") on January 8, 2020 by cbdMD, Inc. to the registration statement on Form S-3, including the base prospectus (Registration No. 333-228773) (the "registration statement"). The forward-looking statements made in this filing relate only to events as of the date on which the statements are made. cbdMD, Inc. undertakes no obligation to update any forward-looking statements made in this filing to reflect events or circumstances after the date of this filing or to reflect new information, actual results, revised expectations, or the occurrence of unanticipated events, except as required by law. Please refer to the section of the prospectus supplement titled "Cautionary Statements Regarding Forward Looking Information" for more information.

cbdMD, Inc. has filed a registration statement (including the prospectus supplement and the accompanying prospectus) with the Securities and Exchange Commission (the "SEC") for the offering of shares of its common stock to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus in the registration statement (Registration No. 333-228773) and other documents cbdMD, Inc. has filed with the SEC for more complete information about cbdMD, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Copies of the prospectus supplement and accompanying prospectus may also be obtained from ThinkEquity, a division of Fordham Financial Management, Inc., Prospectus Department, 17 State Street, 22nd Floor, New York, New York 10004, telephone (877) 436-3673, or email: prospectus@think-equity.com.

This communication shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may only be made by means of a prospectus supplement and related base prospectus. The information which appears on our website at www.cbdmd.com and our social media sites, including, but not limited to, Facebook and Instagram, is not part of this filing.


ORANGE
cbdMD
PREMIUM
CBD OIL
1500MG
1oz / 30mL
MADE IN THE U.S.A.
cbdMD

AN INDUSTRY LEADER WITH THE HIGHEST STANDARD

YCBD NYSE

First American CBD company to be traded on a national exchange. NYSE American: YCBD



+0.60
+3.77%
1.54%
4.94%
+0.20
+3.42%
4.15%
-0.10
-0.51%
1.03%
+0.05
+0.85%
1.68%
-0.02
-0.99%
1.00%
-1.43%
2.18%
15.90
5.90
5.96
2.02

cbdMD

WHAT IS CBD?





CBD, short for cannabidiol, is a chemical compound from the cannabis plant. Cannabidiol is a phytocannabinoid discovered in 1940, It is one of some 113 identified cannabinoids in cannabis plants and accounts for up to 40% of the plant's extract. It's a naturally occurring substance that's used in products like oils and edibles to impart a feeling of relaxation and calm. Unlike its cousin tetrahydrocannabinol (THC), it's not psychoactive, meaning it doesn't have a strong effect on cognitive brain activity and doesn't cause the "high" associated with marijuana.

CONGRESS TAKES ACTION

cbdMD



On December 20, 2018, the Farm Bill was signed into law

- Hemp was de-scheduled and removed from the Controlled Substances Act (CSA)
- Hemp was removed from the jurisdiction of the Drug Enforcement Agency (DEA)
- "Hemp" is now defined as Cannabis sativa, containing no more than 0.3% THC
- cbdMD provides the highest standards with THC-FREE* products

THC-free is defined as undetectable at the lowest level which can be consistently detected using valid scientific analytical tools.

CBD MARKET FORECASTS

cbdMD

Currently, at $4B in retail sales, the U.S. CBD industry could reach $15B by 2023



Source: Cantor Fitzgerald, November 2019

SAFETY & QUALITY STANDARDS

100% U.S. GROWN
Our CBD is sourced domestically from hemp grown pursuant to the 2018 Farm Bill.

HYBRID BROAD SPECTRUM MANUFACTURING PROCESS
With our innovative hybrid manufacturing process, we are able to preserve valuable terpenes and other beneficial compounds and cannabinoids.

THIRD PARTY TESTING
We provide third-party lab results to ensure nothing but the highest quality premium CBD oil in every batch.

CERTIFICATION

- Anticipate GMP certification by FQ2, 2020
- After successful GMP certification, NSF & NASC certification process will commence
- Obtaining the NASC certification increases expectations of PAW CBD acceptance and product placement in the coveted Big Box retailers.



cbdMD

cbdMD

POWERED BY NATURE. ENHANCED BY *SCIENCE.*

THC FREE*

OVER 100 LEADING PRODUCTS **FOR ALL NEEDS**



cbdMD
FREEZE 1500
PAIN RELIEVING GEL
FREEZE 300
MOISTURIZING LOTION
REVIVE 300
SOFTGEL CAPSULES
CBD OIL 3000 MG
CAPSULES
CBD OIL 450 MG
CAPSULES
CBD OIL 1500 MG
TROPICAL MIX
GUMMIES 750 MG
CBD OIL 1000 MG
CBD OIL 750 MG
CBD PM
INFLAMMATION FORMULA
RECOVER 750
INFLAMMATION FORMULA
RECOVER 1500

**THC-free is defined as undetectable at the lowest level which can be consistently detected using valid scientific analytical tools.*

PET INDUSTRY


paw cbd
Powered by cbdMD

- Pet sales in the US are projected to be $75B in 2019 [1]
- There are over 250,000 pet stores, veterinarian clinics and grooming locations in the US [2]
  - Pet Stores 19,000
  - Veterinarian Practices 54,000
  - Grooming locations 120,000
- There are 184M dogs/cats in the US [3]
  - Dogs - 90M
  - Cats - 94M
  - 68% of HH's own a pet
- Over 85M households for Paw CBD to target

(1) https://americanpetproducts.org/press_industrytrends.asp
(2) https://ibisworld.com/united-states/market-research-reports
(3) https://www.statista.com/forecasts/978073/number-of-pets-in-us-households (2017)

paw cbd

- **Paw Product Offering (Dogs, Cats & Horses)**
  - 40 SKUs
  - Tinctures – *Peanut Butter / Natural / Apple / Catnip*
  - Treats (Biscuit) - *Peanut Butter / Sweet Potato / Baked Cheese*
  - Treats (Soft Chew) - *Hip & Joint Formula / Calming Formula / Chicken & Bacon Treat*
  - Dog Balm
  - Peanut Butter (16 oz jar)

- **Products Under Development**
  - Cat Treats – *Chicken & Catnip / Salmon*
  - Oatmeal Dog Shampoo
  - Calming Tincture
  - Turkey Strip Treats




paw cbd
CBD TREATS
150 mg
PEANUT BUTTER
CBD BALM
SOFT CHEWS
HIP+JOINT CHEWS
CALMING CHEWS

RECOGNITION AND ACCOLADES

cbdMD



- Official founder of National CBD Day (8/8) & National Hemp Day (2/4)
- "Trend followers should look to emulate cbdMD's efforts, using creativity and strategy", **Brightfield Group**, July 2019, after placing cbdMD in the Top 10 domestic brands in two categories, Topicals and Skincare/Beauty, as well as, naming cbdMD the **"Brand to Watch"**.
- **Meltwater**, a media intelligence and monitoring firm, ranked cbdMD #1 in **"share of voice"** throughout the entire CBD industry for the 3 months ended September 30, 2019.
- November 2019, a survey conducted by **Brightfield Group**, polling 3,500 CBD users, cbdMD ranked the **highest** in terms of overall satisfaction, as well as, **highest** in unaided consumer awareness.
- Paw CBD's Calming Turkey CBD Soft Chews received top honors, Pet Business Magazine, December 2019 issue, as top CBD product in their dog calming aid category.

A ROBUST REVENUE RAMP

cbdMD



$3.6M
$5.7M
$8.0M
$9.5M
$26.8M
Quarter Ending Dec 31 2018 [1]
Quarter Ending March 31 2019
Quarter Ending June 30 2019
Quarter Ending Sept. 30 2019
Fiscal Year ending Sept. 30 2019 [2]
(Pro Forma)

1. Cure Based Development acquired on December 20, 2018. Pre-Merger net sales of Cure Based Development generated for the Qtr ending December 31, 2018 of $3,159,475 and net sales of cbdMD generated post-merger for the Qtr ending December 31, 2018 of $465,687
2. Pro forma basis assuming the acquisition of Cure Based Development on October 1, 2018 instead of December 20, 2018. Actual audited net sales for fiscal 2019 were $23.7 million

SELECT BALANCE SHEET INFORMATION

cbdMD

All figures shown in millions, US$

	SEPT. 30, 2019
CASH	$4.7
WORKING CAPITAL	$12.0
TOTAL CURRENT ASSETS	$15.7
TOTAL CURRENT LIABILITIES	$3.7

On Oct. 16, 2019, the company received net proceeds of approximately $4.27 million from the completion of an 8.0% Series A Cumulative Convertible Preferred Stock offering.

COMPARATIVE ANALYSIS

cbdMD

COMPANY	SYMBOL	01/03/20 PRICE	EXCHANGE	MKT CAP (US $ MIL) 01/03/2020	REVENUE		PRICE / SALES	
					CY 2019E	CY 2020E	CY 2019E	CY 2020E
CV Sciences	CVSI	$1.00	OTC	$99	$56	$75	1.7 X	1.3 X
Neptune Wellness Solutions	NEPT	$2.71	NDQ	$254	$31	$107	8 X	2.3 X
Charlotte's Web	CWBHF	$7.30	OTC	$717	$100	$154	7.1 X	4.6 X
Elixinol Global Limited	ELLX	$.40	OTC	$55	$30	$40	21.8 X	1.3 X
							4.6 X	**2.3 X**
cbdMD	**YCBD**	**$2.27**	**NYSE**	**$63**	**$26**	**$65**	**2.4 X**	**.9 X**
EXPANDING CANNABIS/ CBD								
Aphria	APHA	$4.96	TO	$1,250	$437	$588	2.8 X	2.0 X
Curaleaf Holdings	CURLF	$6.25	OTC	$2,980	$236	$900	12.6 X	3.3 X
Tilray	TLRY	$16.01	NDQ	$1,330	$174	$311	7.6 X	4.3 X
Aurora Cannabis	ACB	$2.00	TO	$2,100	$320	$600	6.6 X	3.5 X
Canopy Growth	CGC	$19.90	TO	$6,940	$318	$582	21.8 X	11.9 X
Cronos Group	CRON	$7.14	TO	$2,480	$36	$121	68.0 X	20.2 X
							19.9 X	**7.5 X**

The information contained herein is for informational purposes only.
The source is ICE and NYSE Connect research estimates compiled by NYSE Connect and believed to be reliable but has not been independently verified.

POWERFUL BRAND BUILDING & EXECUTIVE TEAM

LEADERSHIP TEAM



MARTIN A. SUMICHRAST
co-CEO of cbdMD
& Chairman of the Board



SCOTT COFFMAN
co-CEO of cbdMD
& Board Member



CARYN DUNAYER
President of cbdMD



MARK S. ELLIOTT
Cheif Financial Officer of cbdMD

BOARD OF DIRECTORS



ANTHONY K. SHRIVER
CEO of Best Buddies International



BAKARI SELLERS
Attorney, political analyst CNN,
former member South Carolina
House of Representatives



SEYMOUR SIEGEL
President Siegel Rich, Inc.



GREG MORRIS
Vice President of Human
Resources for Healthstat



PETER J. GHILONI
Former Chief Executive of
Swisher International, Inc.



SCOTT G. STEPHEN
Current Chief Growth Officer of
Guaranteed Rate Mortgage, Inc.



WILLIAM F. RAINES III
Current President of
DataTech Global, LLC

cbdMD

CAPITALIZATION	JANUARY 1, 2020
Basic Common Shares Outstanding [1]	27,777,856
Common Stock underlying 8.0% Series A Preferred	833,500
Options - WAEP $5.52	1,499,650
Warrants - WAEP $6.44	471,528
Fully Diluted Shares Oustanding [1]	30,582,534

SHARE OWNERSHIP


Public Float
46.1%
Management &
Insiders 53.9%

(1) Excludes up to 15,250,000 in potential earn out shares.

DIVERSE SALES CHANNEL

cbdMD



63%
E-Commerce
cbdMD.com
37%
Wholesale &
Retail

* Fiscal Year ended September 30, 2019

2020 NET SALES CHANNEL GOALS

- **55% E-Commerce**
- **45% Wholesale & Retail**

Our retail reach is now over 4,000 U.S. locations

- Discussions with national retail and distribution accounts
- Actively expanding distribution channel that included: Grocery, Drug, Fitness, Pet, Natural/ Specialty Retailers & Big Box.

TIMES SQUARE
DECEMBER 2018



cbdMD
cbdMD
CBD OIL
750MG
ALL NATURAL
RELIEF
www.cbdMD.com
BARCLAYS
cbdMD
cbdMD

ROBUST MARKETING CAMPAIGN

First CBD company allowed to advertise in Times Square

INNOVATIVE PARTNERSHIP


LIFE TIME
ATHLETIC
LIFE CAFE
LIFE SPA

cbdMD

EXCLUSIVE CBD PARTNER OF LIFE TIME

With 140+ destinations across North America, Life Time has encompassed healthy living, healthy work and healthy entertainment by providing its members with an unmatched health and wellness experience.

UNIQUE MEDIA OUTREACH



60 CAPSULES
cbdMD
PREMIUM
CBD OIL
1500MG
MADE IN THE U.S.A.

BARSTOOL SPORTS

CHICKS IN THE OFFICE

SECTION 10 A RED SOX PODCAST

PARDON MY TAKE

THE SHORT PORCH

FORE PLAY BARSTOOL SPORTS

KFC RADIO

BARSTOOL RUNDOWN

BARSTOOL SPORTS

cbdMD announces comprehensive media partnership with Barstool Sports, a sports and pop culture media company founded by Dave Portnoy.

Team cbdMD

TOP ATHLETES ***TRUST OUR HIGH STANDARDS***

BIGGEST NAMES IN SPORTS TRUST cbdMD

cbdMD


cbdMD
FOX BUSINESS

cbdMD & Bubba Watson at the NYSE

cbdMD BIG3

OFFICIAL CBD PARTNER OF THE BIG3

BASKETBALL PLAYERS TRUST cbdMD


adidas
cbdMD
3 HEADED
MONSTERS


FIGHTERS TRUST cbdMD
cbdMD
POWERED BY NATURE. ENHANCED BY SCIENCE
DAZN
DAZN.COM
MADISON SQUARE
cbdMD BELLATOR MMA
OFFICIAL CBD PARTNER OF BELLATOR MMA


MONSTER ENERGY
AMA SUPERCROSS
FIM World Championship
BIKERS TRUST cbdMD
cbdMD
Official CBD Partner of Monster Energy Supercross
and the Monster Energy Cup

Official Title Partner of the World Surf League Jaws Big Wave Championships for the 2019/2020 Big Wave season.


SURFERS TRUST cbdMD
cbdMD
JAWS
BIG WAVE CHAMPIONSHIPS
WORLD SURF LEAGUE
EST. 1976


Steve Smith, Sr.
Kerri Walsh Jennings
Bubba Watson
Ken Block
Lolo Jones
Ryan Sheckler
Quinton "Rampage" Jackson
Jorge Masvidal
Makua Rothman
Jonathan Stewart
Chad Reed
Austin Keen
Jamie O'Brien
Tyron Woodley
James "Flex" Lewis